Exhibit 99.1

News Release

Silver State Bancorp Provides Guidance on Fourth Quarter 2007 Financial Performance and Announces Earnings Release Date and Conference Call

HENDERSON, Nev.—(BUSINESS WIRE)—Jan. 14, 2008—Silver State Bancorp (NASDAQ: SSBX) announced today it expects to report net income of approximately $5.9 million, or $0.38 diluted earnings per share, for the quarter ended December 31, 2007, compared with $5.7 million, or $0.40 EPS, for the fourth quarter of 2006. EPS decreased 19.1% from the $0.47 reported in the third quarter of 2007. The decline from the third quarter performance primarily reflects an increase in loan loss provision expense to approximately $3.6 million from $2.4 million in the third quarter of 2007. The fourth quarter loan loss provision primarily reflects an increase in non-performing assets to approximately .80% of total assets, consistent with the general economic condition in the markets served by the Company. Net loan charge-offs for the fourth quarter of 2007 are expected to be $963,000, compared with $36,000 for the third quarter of 2007 and $148,000 for the fourth quarter of 2006.

The decline in the EPS also reflects somewhat greater than anticipated margin compression. The Company’s net interest margin is expected to be approximately 5.22% for the fourth quarter of 2007, compared with 5.83% for the third quarter of 2007 and 5.99% for the fourth quarter of 2006.

Commenting on the preliminary quarterly results, Corey L. Johnson, President and Chief Executive Officer of the Company, noted, “The 2007 fourth quarter operating results are in line with the market trends discussed in our last Form 10-Q filing. The increase in our loan loss provision reflects these market trends and a deterioration in the credit quality of a small number of specific credits that the Company has been monitoring.”

The Company expects to release its final financial results after the market closes on January 30, 2008.

Corey Johnson and Chief Operating and Financial Officer Michael J. Threet will host a conference call at 11:00 AM Eastern Time on Thursday, January 31, 2008 to discuss the Company’s performance. Participants may access the call by dialing 866.825.3354 (International dial 617.213.8063) using the pass code 75464254. The call will be recorded and made available for replay after 1:00 PM Eastern Time on January 31, 2008 until 11:59 PM Eastern Time on February 7, 2008 by dialing 888-286-8010 (International dial 617-801-6888) using the pass code 92836400. A replay will also be available via web broadcast at www.silverstatebancorp.com.

About Silver State Bancorp

Silver State Bancorp, through its wholly owned subsidiaries, Silver State Bank and Choice Bank, currently operates twelve full service branches in southern Nevada and three full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Silver State Bancorp

Corey L. Johnson, 702-433-8300

or

Stern And Company

Steve Stern, 702-240-9533

steve@sdsternpr.com